Exhibit 99.1

GE and Clean Energy Fuels Partner to Expand ‘America’s Natural Gas Highway®’

•                  Clean Energy to Use GE’s MicroLNG Technology at Two New LNG Facilities

•                  New MicroLNG Technology Builds on GE Oil & Gas’ Global Success in Large LNG Projects

HOUSTON—November 13, 2012—GE (NYSE: GE) and Clean Energy Fuels (Nasdaq: CLNE) today announced a collaboration to expand the infrastructure for natural gas transportation in the United States. The agreement supports Clean Energy’s efforts in developing “America’s Natural Gas Highway®,” a fueling network that will enable trucks to operate on Liquefied Natural Gas (LNG) coast to coast and border to border. Truck fleets often can reduce fuel costs by more than 25 percent and lower emissions with LNG.

As part of the collaboration, Clean Energy Fuels will initially purchase two ecomagination™-qualified MicroLNG plants from GE Oil & Gas. The plug-and-play modular units, which are designed to rapidly liquefy natural gas while minimizing a site’s physical footprint, will support fueling stations along critical transportation corridors that run across the U.S. Further underscoring GE’s commitment to expanding natural gas transportation infrastructure, GE Energy Financial Services is providing up to $200 million in financing for the two GE MicroLNG plants.

“GE is proud to be partnering with Clean Energy Fuels to develop natural gas infrastructure in the U.S. Clean Energy is an industry leader in pioneering a new way for America to fuel its vehicles and to further gain energy independence,” said GE Chairman and CEO Jeff Immelt. “With an abundance of cleaner, more affordable natural gas here in the U.S., this is an important opportunity for GE to join Clean Energy in changing the way America drives. It’s also a critical step in developing a natural gas-for-transportation fuel model that can be easily exported to other countries interested in exactly these kinds of breakthrough projects.”

Clean Energy expects to complete approximately 70 LNG stations by the end of 2012, with more planned for next year to serve the movement of goods along major transportation corridors throughout the U.S. While CNG, or compressed natural gas, is primarily used in cars, buses and smaller trucks, the LNG fueling being rolled out at Clean Energy’s stations is targeted at long-haul, heavy-duty trucks, which will have the advantage of longer driving ranges while not impacting tractor weight and incremental costs. In 2013, four major manufacturers will introduce the Cummins Westport 12-liter LNG engine, which is the optimum size for long-haul Class 8 trucks.

Clean Energy plans to use a standardized design of the new GE MicroLNG plants to build additional MicroLNG plants. These first two MicroLNG plants will produce up to 250,000 gallons per day. The plant is designed to be expanded up to 1 million gallons per day as adoption and demand increases. The LNG produced by the MicroLNG plants will be used primarily at Pilot-Flying J truck stops that serve truckers across the country. The two GE MicroLNG plants are targeted to begin operation in 2015. The two companies are currently assessing the best locations for these first two LNG plants.

“The agreement announced today with GE is one of the most significant milestones in Clean Energy’s history,” said Andrew J. Littlefair, president and CEO of Clean Energy Fuels. “As the long-haul trucking industry begins its transition to natural gas, it will be critical to have a reliable supply of LNG. No other company is as uniquely qualified as GE to help address this need due to its vast experience in energy, technology innovations and financing capabilities. GE partnering with Clean Energy on these two facilities will not only help ensure an adequate LNG supply for our stations, but it is another confirmation that the transition to natural gas as a transportation fuel is gaining momentum.”

Natural gas is an abundant, reliable and cleaner-burning source of energy for consumers and commercial users. Clean Energy Fuels and GE are promoting the importance of natural gas to the U.S. economy, enabling energy independence and decreasing CO2 emissions—in this case, by enabling long-haul trucks and fleets to move from diesel to cleaner, more efficient and readily available domestic natural gas.

“GE is committed to natural gas. From extraction to transport to power generation—we continue to develop solutions that infuse new technologies into the value chain and help improve every step of the natural gas development and deployment life cycle,” said Dan Heintzelman, president and CEO of GE Oil & Gas. “Our ecomagination-qualified MicroLNG plant was born from the same turbomachinery technology that has made GE a success in large LNG compression such as in the world-scale plants in Qatar and Australia. By taking this technology and reengineering it so that it’s modular and highly efficient, we are able to help customers such as Clean Energy deliver this abundant and cleaner fuel source to the market.”

GE’s MicroLNG plant can liquefy natural gas at any point along a gas distribution network, making it ideal for supporting the fueling of vehicles in remote locations by reducing the impact of long distance fuel transport. This MicroLNG technology is part of GE’s expanding technology offerings in the natural gas-for-transportation sector.

The new GE MicroLNG system that will be used by Clean Energy will produce 250,000 gallons of LNG per day, or about 54 million DGEs (diesel gallon equivalents) per year with the built-in capability for further expansion, which is a 67 percent increase over the capacity of the breakthrough MicroLNG plant that GE Oil & Gas first introduced in January of 2012. The new system will help reduce a fleet operator’s fuel costs by more than 25 percent compared to diesel fuel. LNG produced with this MicroLNG system can be used to fuel approximately 28,000 heavy trucks, replacing diesel-powered trucks with equivalent fuel economy. This could enable fleet operators to avoid more than 139,000 metric tons of CO2e emissions per year, equivalent to the annual greenhouse gas emissions of approximately 27,000 cars using gasoline or 7,000 trucks using diesel on U.S. roads—assuming an average truck travels approximately 14,000 miles per year.

GE also is providing turnkey process/plant construction and consultations on optimal plant location and power partner. The scope of the agreement also includes project installation. It entails not only the liquefaction but also the complete process design from the pre-treatment of the gas to the storage system.

Ecomagination is GE’s commitment to providing innovative solutions that maximize resources, drive economic performance and help make the world work better.

About GE

GE (NYSE: GE) works on things that matter. The best people and the best technologies taking on the toughest challenges. Finding solutions in energy, health and home, transportation and finance. Building, powering, moving and curing the world. Not just imagining. Doing. GE works. For more information, visit the company’s website at www.ge.com.

About GE Oil & Gas

GE Oil & Gas is a world leader in advanced technology equipment and services for all segments of the oil and gas industry, from drilling and production, LNG, pipelines and storage to industrial power generation, refining and petrochemicals. GE Oil & Gas also provides pipeline integrity solutions, including inspection and data management, and designs and manufactures wire-line and drilling measurement solutions for the oilfield services segment.

As part of its customer focus and commitment, GE Oil & Gas exploits technological innovation from other GE businesses, such as aviation and healthcare, to continuously improve oil and gas industry performance and productivity. GE Oil & Gas employs more than 35,000 people worldwide and operates in more than 100 countries.

Follow GE Oil & Gas on Twitter @GE_OilandGas.

About Clean Energy Fuels

Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle fueling market. We have operations in compressed natural gas (CNG) and liquefied natural gas (LNG) vehicle fueling and construction and operation of natural gas fueling stations. Wholly-owned subsidiaries include BAF Technologies, which provides natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses; IMW Industries, Ltd., which supplies CNG equipment for vehicle fueling and industrial applications worldwide; NorthStar, which supplies LNG and liquefied to compressed natural gas fueling system technologies and equipment, station construction and operations; and Clean Energy Renewable Fuels (CERF), which develops renewable natural gas (RNG), or biomethane, production facilities in the U.S. For more information, visit www.cleanenergyfuels.com

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“America’s Natural Gas Highway” is a trademark of Clean Energy.

ecomagination is a trademark of the General Electric Company.

For more information, contact:

Sean Gannon

GE Oil & Gas

+1 212 587 5059

sean.gannon@ge.com

Donna Mirandola

GE Oil & Gas

+1 773 318 7483

donna.mirandola@ge.com

Gary Foster

Clean Energy Fuels

+1 562 774 7056

gfoster@cleanenergyfuels.com

Ken Darling or Kate Culman

Masto Public Relations

+1 518 786 6488

kenneth.darling@ge.com

kate.culman@mastopr.com